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                                                                     Exhibit 8.1
                                 April 15, 1999


3Dfx Interactive, Inc.
4435 Fortran Drive
San Jose, California, 95134

Ladies and Gentlemen:

     This opinion is being delivered to you in connection with the Form S-4 Registration Statement filed with the Securities and Exchange Commission (which contains a Joint Proxy Statement/Prospectus) (the "Registration Statement") filed pursuant to the Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated December 13, 1998, among 3Dfx Interactive, Inc., a California corporation ("3Dfx"), Voodoo Merger Sub, Inc., a Texas corporation and a wholly-owned subsidiary of 3Dfx ("Merger Sub"), and STB Systems, Inc., a Texas corporation ("STB").

     Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement.

     We have acted as counsel to 3Dfx and Merger Sub in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

     1.   The Reorganization Agreement;

     2. The Form S-4 Registration Statement filed with the Securities and Exchange Commission on April 15, 1999 (which contains a Joint Proxy Statement/Prospectus);

     3. Those certain tax representation letters expected to be delivered to us by 3Dfx, Merger Sub and STB containing certain representations of 3Dfx, Merger Sub and STB (the "Tax Representation Letters"); and

     4. Such other instruments and documents related to the formation, organization and operation of 3Dfx, Merger Sub and STB and related to the consummation of the Merger and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

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3Dfx Interactive, Inc.
April 15, 1999
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     In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

     1. Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

     2. All representations, warranties and statements made or agreed to by 3Dfx, Merger Sub and STB, their managements, employees, officers, directors and shareholders in connection with the Merger, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

     3. All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

     4. The Merger will be reported by 3Dfx, Merger Sub and STB on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

     5. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

     Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that:

     1. For United States federal income tax purposes, the Merger will be a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

     2. No gain or loss will be recognized by holders of STB common stock solely upon their receipt of 3Dfx common stock solely in exchange for STB common stock in the merger, except to the extent of cash received in lieu of a fractional share of 3Dfx common stock;

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3Dfx Interactive, Inc.
April 15, 1999
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     3.   The aggregate tax basis of 3Dfx common stock received by STB shareholders in the merger will be the same as the aggregate tax basis of STB common stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share interest for which cash is received;

     4. The holding period of 3Dfx common stock received in the merger will include the period for which the STB common stock surrendered in exchange therefor was held, provided that the STB common stock is held as a capital asset at the time of the merger;

     5. Cash payments received by holders of STB common stock in lieu of a fractional share will be treated as if a fractional share of 3Dfx common stock had been issued in the merger and then redeemed by 3Dfx. A shareholder of STB receiving such cash will generally recognize gain or loss upon such payment, equal to the difference, if any, between such shareholder's allocable basis in the fractional share and the amount of cash received. This gain or loss will be a capital gain or loss if the STB common stock is held by such shareholder as a capital asset at the effective time of the merger; and

     6. Neither 3Dfx, Merger Sub nor STB will recognize gain or loss solely as a result of the merger.

     This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Reorganization Agreement. In addition, no opinion is expressed as to any tax consequence of the Merger or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

     No opinion is expressed (i) as to any transaction other than the Merger as described in the Reorganization Agreement, or (ii) as to any other transaction whatsoever, including the Merger, if all of the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of the Reorganization Agreement and without waiver of any material provision thereof. To the extent that any of the representations, warranties, covenants, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

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3Dfx Interactive, Inc.
April 15, 1999
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     This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body.
The conclusions are based on the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings.
No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion is being delivered solely for the purposes of complying with applicable securities laws. It may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent. We hereby consent to the use of our name under the headings "The Merger and Related Transactions - Material Federal Income Tax Matters" and "Legal Matters" in the Joint Proxy Statement/Pros pectus+ and to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       /s/ Wilson Sonsini Goodrich & Rosati
                                       ------------------------------------
                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation